WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

EXHIBIT 99

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833
April 23, 2018	dcanuso@wsfsbank.com
Media Contact: Jimmy A. Hernandez
(302) 571-5254
jhernandez@wsfsbank.com

WSFS REPORTS NET INCOME OF $37.4 MILLION AND 1Q 2018 EPS OF $1.16.
RESULTS POSITIVELY IMPACTED BY A $15.3 MILLION PRE-TAX VALUATION GAIN
ON VISA CLASS B SHARES AND A $1.7 MILLION FRAUD RECOVERY.
STRONG OPERATING RESULTS INCLUDE A NET INTEREST MARGIN OF 4.01%
AND ROBUST ORGANIC FEE INCOME GROWTH.
QUARTERLY CASH DIVIDEND INCREASED 22% TO $0.11 PER SHARE.
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), or the Company, the parent company of WSFS Bank, reported net income of $37.4 million, or $1.16 per diluted common share for 1Q 2018 compared to net income of $18.9 million, or $0.59 per share for 1Q 2017 and net loss of $9.8 million, or $0.31 per share for 4Q 2017. 1Q 2018 results include an unrealized valuation gain of $15.3 million (pre-tax), or $0.36 per share (after-tax), related to our adoption of the new Financial Instruments Accounting Standards Update (ASU) and its impact on the valuation of our equity investment in Visa Class B shares, and a fraud recovery of $1.7 million, or $0.04 per share. The results for 4Q 2017 included $32.9 million of after-tax expense, or $1.05 per share, related to items disclosed in WSFS' previous press releases and SEC filings.
Net revenue (which includes net interest income and noninterest income) was $105.2 million for 1Q 2018, an increase of $24.0 million, or 30%, from 1Q 2017. Net interest income was $57.7 million, an increase of $4.6 million, or 9%, from 1Q 2017; and fee income (noninterest income) was $47.5 million, an increase of $19.4 million, or 69%, from 1Q 2017. The increase in noninterest income includes the $15.3 million unrealized valuation gain described above. Noninterest expenses were $53.4 million in 1Q 2018, an increase of $1.9 million, or 4%, from 1Q 2017 and included the fraud recovery described above.
For 1Q 2018, reported return on assets (ROA) was 2.20% and the efficiency ratio was 50.6%.

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Highlights for 1Q 2018:

•	Core earnings per share (EPS)(1) of $0.76 for 1Q 2018 increased a substantial 29% from $0.59 in 1Q 2017.

•	Core ROA(1) was 1.43% for 1Q 2018, a meaningful 28% increase compared to 1.12% for 1Q 2017.

•	Core return on average tangible common equity (ROTCE)(1) was 18.8% for 1Q 2018 compared to 15.6% for 1Q 2017.

•
Core net revenue(1) of $89.8 million increased $8.9 million, or 11% from 1Q 2017, reflecting strong organic growth, including a $4.6 million, or 9%, increase in core net interest income(1) and a $4.3 million, or 16% increase in core fee income (noninterest income)(1) across several business lines.

•	The net interest margin increased a robust 11 basis points to 4.01% from 1Q 2017, as a result of continued strong organic growth, pricing discipline and balance sheet mix management.

•
Core noninterest expense(1) increased $3.9 million, or only 8% from 1Q 2017, creating a full 3 percentage points of positive operating leverage and resulting in a core efficiency ratio(1) of 61.1%, a significant improvement compared to 62.7% for 1Q 2017.

•
As a result of our strong core performance, the Board of Directors approved a 22% increase in the quarterly cash dividend to $0.11 per share of common stock from the previous $0.09 per share. The cash dividend has increased $0.04 per share, or 57%, since October 2017.

(1) As used in this release, core earnings per share (EPS), core return on average assets (ROA), core net revenue, core net interest income, core fee income (noninterest income), core noninterest expense and core efficiency ratio are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

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Notable items in the quarter:

•
During 1Q 2018, WSFS recorded $15.3 million of unrealized valuation gain related to our adoption of the ASU on Financial Instruments (ASU 2016-01), described earlier in this release. This gain resulted from our investment in approximately 360,000 shares of Visa Class B stock. While a portion of this investment was acquired upon Visa, Inc.'s initial public offering, most of the shares were acquired over the last few years through private transactions and auctions. The cost basis of these shares was $14.1 million and we were required to revalue this investment as a result of the new ASU becoming effective this quarter, and being triggered by recently observed market transactions.

•
WSFS recorded an initial $1.7 million pre-tax insurance recovery, net of deductible, of the $2.8 million pre-tax fraud loss recognized in 4Q 2017, and we continue to work with insurance carriers to recover additional amounts. The recovery was recorded as a reduction of noninterest expense in the quarter.

•
We realized essentially no net gains on sales of securities and corporate development expenses in 1Q 2018, compared to $0.3 million, or less than $0.01 per share of both net gains on sales of securities and corporate development expenses in 1Q 2017.

•
WSFS recognized $0.9 million of noninterest expense resulting from net transaction costs incurred from the early cash-out of all of its eligible Bank-Owned Life Insurance (BOLI) policies during the quarter. We surrendered these long-term BOLI policies early because they diluted the Company's current ROA performance and our return expectations, as a result of the impacts of changes in the corporate tax rate and the rising interest rate environment. During the quarter, we received $96.4 million of cash proceeds from the surrender, and redeployed $60.0 million in agency mortgage-backed securities at a tax equivalent yield of 3.38%. The Company expects to invest the remaining $36.4 million in agency mortgage-backed securities during 2Q 2018. The interest income earned from reinvesting these proceeds for the remainder of 2018 is expected to more than offset the $0.9 million of net transaction costs and foregone BOLI income.

All notable items above are excluded from core earnings, with the exception of the $0.9 million of noninterest expense resulting from the surrender of our BOLI policies.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	4

CEO outlook and commentary
Mark A. Turner, President and CEO, said, “In addition to the strong performance of our core business during the first quarter, our results were positively impacted by the adoption of a new accounting pronouncement and the initial recovery of a fraud loss previously disclosed in 2017. The accounting change required us to recognize the value of our significant investment in Visa Class B shares and we are also pleased to have made progress in our recovery efforts related to the fraud loss.
"Our strong first quarter core results position us to achieve the primary goals in our 2016-2018 Strategic Plan, including a full year 2018 ROA of 1.50%. Core earnings growth was entirely organic, well balanced across our businesses, and included strong growth in both net interest income and fee income. For the quarter, we recorded core EPS of $0.76 and core ROA of 1.43%, which represent significant improvements from the prior year, even before the favorable impact of the recent tax rate change. Our first quarter core results also demonstrate continued optimization of previous acquisitions evidenced by a very healthy 3 percentage points of positive operating leverage compared to 1Q 2017, and a 1Q 2018 core efficiency ratio of a healthy 61.1%. We are also encouraged that we achieved many very strong results despite the first quarter typically being our seasonally slowest quarter.
“During the quarter, we were also honored to receive the 2017 Gallup Great Workplace Award for the third year in a row, in only our third year of eligibility. We believe that our intense focus on Associate and Customer engagement is the driving force behind our sustainable high performance. Our continued robust organic growth, strong financial performance, and marketplace accolades demonstrate the success of our focused strategy of ‘Engaged Associates delivering stellar experiences growing Customer Advocates and value for our Owners’.”

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First Quarter 2018 Discussion of Financial Results
Net interest margin increased due to balance sheet positioning and disciplined pricing
Net interest margin for 1Q 2018 was 4.01%, an increase of 11 bps from 3.90% for 1Q 2017. Excluding a 10 bps reduction in purchased loan accretion, the net interest margin organically increased 21 bps compared to 1Q 2017, which includes an estimated 8 bps resulting from the higher short-term interest rate environment, 7 bps related to the redemption of $55.0 million of our senior notes in late 3Q 2017, and approximately 6 bps from balance sheet growth and mix. The year-over-year decline in purchased loan accretion was anticipated due to expected payments and maturities of previously acquired loans. Net interest income for 1Q 2018 was $57.7 million, an increase of $4.6 million, or 9% compared to 1Q 2017.
Net interest margin for 1Q 2018 increased 1 bp compared to 4Q 2017. A 3 bps decrease in purchased loan accretion compared to 4Q 2017 was offset by a 4 bps increase primarily resulting from the higher short-term rate environment. Net interest income was flat compared to 4Q 2017 due primarily to fewer days in 1Q 2018.
Balanced loan portfolio growth continues
At March 31, 2018, WSFS’ net loan portfolio was $4.8 billion, an increase of $14.3 million, or 1% (annualized), from December 31, 2017. The small increase includes a decline in residential mortgages of $24.9 million, reflecting our ongoing strategy of selling most newly-originated residential mortgages in the secondary market. Excluding the intentional decline in residential mortgages, net loans increased $39.2 million, or 3% (annualized), including a $24.4 million, or 18% (annualized), increase in consumer loans and a $15.1 million, or 2% (annualized), increase in total commercial loans. Our quarter-over-quarter loan growth was primarily impacted by anticipated loan payoffs in our commercial real estate portfolio, timing of loan closings between 1Q 2018 and 4Q 2017 and the highly competitive pricing environment as well as seasonal slowness in 1Q 2018.
Compared to March 31, 2017, net loans increased $240.2 million, or 5%. The overall increase includes a $50.0 million decline in residential mortgages, consistent with our ongoing strategy for these loans described above. Excluding the intentional decline in residential mortgages, net loans increased $290.2 million, or 6%, including an increase of $139.6 million, or 6%, in commercial and industrial (C&I) loans, an increase of $118.8 million, or 25%, in consumer loans, and an increase of $34.1 million, or 13%, in construction loans.

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The following table summarizes loan balances and composition at March 31, 2018 compared to December 31, 2017 and March 31, 2017:

(Dollars in thousands)	March 31, 2018		December 31, 2017		March 31, 2017
Commercial & industrial	$2,570,999	54%	$2,540,853	52%	$2,431,442	53%
Commercial real estate	1,156,955	24	1,180,399	25	1,158,221	25
Construction	288,373	6	280,017	6	254,229	6
Total commercial loans	4,016,327	84	4,001,269	83	3,843,892	84
Residential mortgage	259,899	5	284,798	6	309,972	7
Consumer	586,279	12	561,905	12	467,507	10
Allowance for loan losses	(40,810)	(1)	(40,599)	(1)	(39,826)	(1)
Net Loans	$4,821,695	100%	$4,807,373	100%	$4,581,545	100%
Credit quality trends remain stable and strong

Credit quality metrics during 1Q 2018 reflect continued strength in the portfolio.
Total problem assets, which includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO), were $151.8 million, or 21.1% of Tier 1 capital plus the allowance for loan losses (ALLL) at March 31, 2018, nearly flat compared to $150.3 million, or 21.3%, at December 31, 2017. Classified assets, which are included in total problem assets, decreased $4.0 million to $106.7 million at March 31, 2018 compared to $110.7 million at December 31, 2017.
Total delinquencies, which include nonperforming delinquencies, were $27.1 million at March 31, 2018, or 0.56% of gross loans, minimally changed from $25.3 million and 0.53% of gross loans at December 31, 2017. Excluding nonperforming delinquencies, performing loan delinquencies were only 0.19% of gross loans at March 31, 2018.
Total nonperforming assets decreased $2.1 million or 4% to $56.9 million at March 31, 2018, as compared to $59.0 million at December 31, 2017. The nonperforming assets to total assets ratio was 0.81% at March 31, 2018 compared to 0.84% at December 31, 2017.
Net charge-offs for 1Q 2018 were $3.4 million, or 0.29%, (annualized) of average gross loans, a decrease from $3.7 million, or 0.31% (annualized), in 4Q 2017, and an increase from $2.1 million, or 0.19% (annualized), during 1Q 2017. Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit costs) were $4.1 million for 1Q 2018, flat compared to $4.1 million during 4Q 2017 and an increase from $2.8 million during 1Q 2017.

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The ratio of the ALLL to total gross loans was 0.84% at both March 31, 2018 and December 31, 2017. Excluding the balances for acquired loans (marked-to-market at acquisition), the ALLL to total gross loans ratio would have been 0.96% at March 31, 2018 compared with 0.97% at December 31, 2017. The ALLL was 120% of nonaccruing loans at March 31, 2018 compared to 111% at December 31, 2017 and 100% at March 31, 2017.

Customer funding reflects expected seasonality
Total customer funding was $4.9 billion at March 31, 2018, a $69.2 million, or 6% (annualized), decrease from December 31, 2017. The decline in deposits includes a $55.0 million decrease in public funding account balances, which is consistent with historical seasonal trends. In addition, during 1Q 2018, we continued to take the opportunity to attract longer-term, fixed-rate funding and lengthen our overall portfolio duration in a rising rate environment. As a result, CDs increased $13.0 million, or 8% (annualized) in 1Q 2018.
Customer funding decreased $151.2 million, or 3% compared to March 31, 2017. Customer funding balances at March 31, 2017 were positively impacted by one large short-term trust deposit of $352.4 million that was received late in 1Q 2017. Excluding the impact of this deposit, customer funding at March 31, 2018 increased $201.2 million, or 4% compared to March 31, 2017. This included a core deposit increase of $129.3 million, or 3% over the prior year, with $125.3 million attributable to no- and low-cost checking deposit accounts. CDs also increased $71.9 million over the prior year consistent with our strategy to attract longer-term, fixed-rate funding in a rising rate environment.
Core deposits were 87% of total customer deposits, and no- and low-cost checking deposit accounts represent a robust 48% of total customer deposits at March 31, 2018. These core deposits predominantly represent longer-term, less price-sensitive customer relationships, which are valuable in a rising-rate environment. The ratio of loans to customer deposits was 97% at March 31, 2018.

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The following table summarizes customer funding balances and composition at March 31, 2018 compared to December 31, 2017 and March 31, 2017:

(Dollars in thousands)	March 31, 2018		December 31, 2017		March 31, 2017
Noninterest demand	$1,372,271	28%	$1,420,760	28%	$1,658,111	33%
Interest-bearing demand	991,020	20	1,071,512	21	932,284	18
Savings	561,432	11	549,744	11	597,186	12
Money market	1,382,178	28	1,347,146	27	1,342,464	26
Total core deposits	4,306,901	87	4,389,162	87	4,530,045	89
Customer time deposits	642,116	13	629,071	13	570,186	11
Total customer deposits	$4,949,017	100%	$5,018,233	100%	$5,100,231	100%

Strong and diversified organic core fee income growth
Core fee income (noninterest income) increased by $4.3 million, or 16%, to $32.1 million compared to 1Q 2017. All of this growth was organic, demonstrating our ability to execute on our high-service, fee-based strategy. These strong results represent growth across all of our businesses and include increases of $1.7 million from credit/debit card and ATM income, $1.2 million from investment management and fiduciary revenue, $1.0 million related to our traditional banking business, and $0.6 million from mortgage banking.
When compared to 4Q 2017, core fee income decreased $0.1 million, or less than 0.1% (not annualized), due primarily to a $0.2 million decline in BOLI fee income associated with the early surrender of our BOLI policies during 1Q 2018. The quarter-over-quarter core fee income results are relatively strong, when considering the first quarter has fewer days and is impacted by normal seasonal declines in deposit service charges and other similar transactional banking activities.
For 1Q 2018, core fee income was 35.6% of core net revenue, compared to 34.3% for 1Q 2017, and was well diversified among various sources, including traditional banking, mortgage banking, wealth management and cash logistics services (Cash Connect®).

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Noninterest expenses reflect improved efficiency
Core noninterest expense for 1Q 2018 was $55.1 million, an increase of $3.9 million, or 8%, from $51.2 million in 1Q 2017. Contributing to the year-over-year increase was $1.1 million of higher costs to support Cash Connect® revenue growth, the previously described $0.9 million of net transaction costs incurred from the surrender of the Company’s BOLI policies during the quarter, $0.8 million of higher compensation and benefit costs to support overall franchise growth, and $1.1 million of higher other operating costs to support growth in our balance sheet and fee-based businesses.
When compared to 4Q 2017, core noninterest expense increased $3.4 million. Contributing to the quarter-over-quarter increase was $1.7 million of higher compensation and related costs, $0.9 million of net transaction costs from the surrender of our BOLI policies described above, $0.4 million from higher occupancy costs, and a $0.3 million vendor credit that was recorded in 4Q 2017. The increase in compensation and occupancy costs reflects typical seasonality related to taxes and other benefits, such as 401(k) matching costs, the payment of incentives, annual merit increases and the reset of employer tax caps during the first quarter, as well as higher weather-related maintenance costs associated with our physical locations.
Our core efficiency ratio was 61.1% in 1Q 2018, seasonally higher compared to 57.0% in 4Q 2017, and a substantial improvement compared to 62.7% in 1Q 2017. The year-over-year improvement reflects successful optimization of our acquisition-related and organic growth and continued economies of scale as we grow.
Income taxes
The Company recorded a $10.8 million income tax provision in 1Q 2018, compared to provisions of $27.9 million in 4Q 2017 and $8.6 million in 1Q 2017.
The effective tax rate was 22.4% in 1Q 2018, 154.5% in 4Q 2017, and 31.2% in 1Q 2017. The higher tax rate in 4Q 2017 was due to previously disclosed transactions related to the 2017 Tax Cuts and Jobs Act. The lower year-over-year tax rate reflects the reduction of the corporate federal tax rate beginning in 1Q 2018 offset modestly by lower tax benefits realized from stock-based compensation compared to 1Q 2017.

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Selected Business Segments (included in previous results):
Wealth Management segment fee revenue grew 15% over the prior year
The Wealth Management segment provides a broad array of fiduciary, investment management, credit and deposit products to clients through six businesses. WSFS Wealth Investments provides insurance, asset management, and brokerage products primarily to our retail banking clients with $191.8 million in assets under management (AUM). Cypress Capital Management, LLC is a registered investment adviser with $905.2 million(2) in AUM. Cypress is a fee-only wealth management firm whose primary market segment is high net worth individuals, offering a “balanced” investment style focused on preservation of capital and providing current income. West Capital Management is a registered investment adviser with $883.8 million in AUM. West Capital is a fee-only wealth management firm which operates under a multi-family office philosophy and provides fully-customized solutions tailored to the unique needs of institutions and high net worth individuals. Christiana Trust, with $17.3 billion(2) in AUM and assets under administration, provides fiduciary and investment services to personal trust clients; and trustee, agency, bankruptcy, administration, custodial and commercial domicile services to corporate and institutional clients. Powdermill Financial Solutions, LLC is a multi-family office that specializes in providing unique, independent solutions to high net worth individuals, families and corporate executives through a coordinated, centralized approach. WSFS Wealth Client Management serves high net worth clients by delivering credit and deposit products and partnering with other business units to deliver investment management and fiduciary products and services.
Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $12.9 million for 1Q 2018. This represented an increase of $1.3 million, or 11% compared to 1Q 2017 and a decrease of $0.3 million, or 2% compared to 4Q 2017. Included in the year-over-year increase is fee revenue, which increased $1.3 million, or 15%, compared to 1Q 2017. The year-over-year increase reflects continued organic growth across our business lines, with particular strength in the capital markets and corporate trust services businesses.
Total noninterest expense (including intercompany allocations and provision for loan losses and credit costs) was $8.1 million during 1Q 2018 compared to $8.3 million during 1Q 2017 and $20.4 million during 4Q 2017. The year-over-year decrease was primarily the result of reduced provision for loan losses and other credit costs, partially offset by increased incentive compensation expense, due to higher revenue, and other costs necessary to support the growth of the Wealth Management business. The decrease in expenses from 4Q 2017 was due almost exclusively to a previously disclosed legal settlement of $12 million in 4Q 2017 in the Christiana Trust business line.
Pre-tax income in 1Q 2018 was $4.8 million compared to $3.3 million in 1Q 2017 and a loss of $7.1 million in 4Q 2017 and was driven by the above mentioned factors.

(2) AUM includes $164.2 million of Christiana Trust assets for which Cypress serves as sub-adviser.

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Cash Connect® net revenue increases 12% over same quarter 2017
Cash Connect® is a premier provider of ATM vault cash and smart safe cash logistics services in the United States. Cash Connect® services over 23,000 non-bank ATMs and retail safes nationwide with over $963 million in cash and other fee-based services. Cash Connect® also operates 441 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.
Our Cash Connect® division recorded $9.5 million of net revenue (fee income less funding costs) in 1Q 2018, an increase of $1.0 million, or 12%, from 1Q 2017, primarily due to continued growth in the bailment, cash management and smart safe lines of business, partially offset by higher funding costs. Net revenue was unchanged from 4Q 2017.
Non-interest expense (including intercompany allocations of expense) was $8.0 million in 1Q 2018, an increase of $1.1 million compared to 1Q 2017 and an increase of $0.5 million compared to 4Q 2017. The year-over-year increase in expenses was primarily due to higher operating costs associated with growth, higher off balance sheet funding costs, and investment in enhancing our smart safe technology platform.  Cash Connect® reported pre-tax income of $1.5 million for 1Q 2018, which was a decrease of $0.1 million, or 8% from 1Q 2017 and a decrease of $0.4 million in 1Q 2018 compared to 4Q 2017 as a result of margin compression from rising funding costs.

In 2018, Cash Connect® primarily remains strategically focused on expanding both ATM and smart safe managed services to offset margin compression resulting from the ATM industry consolidation trend and pressure generated by higher funding costs.  Cash Connect® is focused on improving ROA by driving operational efficiencies and leveraging more off-balance sheet cash.  Cash Connect® continues to drive strong growth to its smart safe network with 1,774 safes serviced, up from 970 safes at the end of first quarter 2017.   Additionally Cash Connect has a robust pipeline of smart safe opportunities generated by several national channel partners, which include independent sales organizations, smart safe manufacturers, armored carriers, and other financial institutions.

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Capital management
WSFS’ total stockholders’ equity increased $21.9 million, or 3% (not annualized), to $746.3 million at March 31, 2018 from $724.3 million at December 31, 2017, primarily due to quarterly earnings, partially offset by the negative impact of market-value changes on available-for-sale securities, stock buybacks and the payment of the common stock dividend during the quarter.
WSFS’ tangible common equity(3) increased by 4% (not annualized) to $558.5 million at March 31, 2018 from $535.9 million at December 31, 2017 for the reasons described in the paragraph above.
WSFS’ common equity to assets ratio was 10.68% at March 31, 2018, and its tangible common equity to tangible assets ratio(3) increased by 34 bps during the quarter to 8.21%. At March 31, 2018, book value per share was $23.72, a $0.66 increase from December 31, 2017, and tangible common book value per share(4) was $17.75, a $0.69 increase from December 31, 2017.
At March 31, 2018, WSFS Bank’s Tier 1 leverage ratio of 10.10%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 11.73%, and Total Capital ratio of 12.45%, were all substantially in excess of the “well-capitalized” regulatory benchmarks.
In 1Q 2018, WSFS repurchased 70,000 shares of common stock at an average price of $49.69 as part of our 5% buyback program approved by the Board of Directors in 4Q 2015. WSFS has 629,194 shares, or more than 2% of outstanding shares, remaining to repurchase under this current authorization.
As a result of our strong performance, the Board of Directors approved a 22%, or $0.02 per share, increase in the quarterly cash dividend to $0.11 per share of common stock. This dividend will be paid on May 25, 2018 to stockholders of record as of May 11, 2018.

(3) As used in this release, tangible common equity, tangible common equity to assets and tangible common book value per share are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

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First quarter 2018 earnings release conference call
Management will conduct a conference call to review 1Q 2018 results at 1:00 p.m. Eastern Time (ET) on Tuesday, April 24, 2018. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available beginning at 4 pm on Tuesday, April 24, 2018 until Tuesday, May 8, 2018 at 4 pm. by dialing 1-855-859-2056 and using Conference ID #7289895.
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of March 31, 2018, WSFS Financial Corporation had $7.0 billion in assets on its balance sheet and $19.1 billion in assets under management and administration. WSFS operates from 77 offices located in Delaware (46), Pennsylvania (29), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, West Capital Management, Powdermill Financial Solutions, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company's ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company's goodwill or other intangible assets; failure of the financial and operational controls of the Company's Cash Connect® division; conditions in the financial markets that may limit the Company's access to additional funding to meet its liquidity needs; the success of the Company's growth plans, including the successful integration of past and future acquisitions; The Company's ability to fully realize the cost savings and other benefits of its acquisitions, business disruption following those acquisitions, and post-acquisition customer acceptance of the Company's products and services and related Customer disintermediation; negative perceptions or publicity with respect to the Company's trust and wealth management business; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; system failure or cybersecurity breaches of the Company's network security; the Company's ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company's customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2017 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31, 2018	December 31, 2017	March 31, 2017
Interest income:
Interest and fees on loans	$60,465	$59,889	$54,681
Interest on mortgage-backed securities	5,399	5,176	4,395
Interest and dividends on investment securities	1,120	1,124	1,249
Other interest income	629	367	501
	67,613	66,556	60,826
Interest expense:
Interest on deposits	5,240	4,626	3,075
Interest on Federal Home Loan Bank advances	2,463	2,206	1,858
Interest on senior debt	1,179	1,179	2,121
Interest on trust preferred borrowings	557	522	446
Interest on other borrowings	460	298	223
	9,899	8,831	7,723
Net interest income	57,714	57,725	53,103
Provision for loan losses	3,650	4,063	2,162
Net interest income after provision for loan losses	54,064	53,662	50,941
Noninterest income:
Credit/debit card and ATM income	9,805	9,710	8,131
Investment management and fiduciary revenue	9,189	9,420	8,039
Deposit service charges	4,630	4,666	4,397
Mortgage banking activities, net	1,737	1,508	1,185
Loan fee income	599	735	549
Investment securities gains, net	21	220	320
Unrealized gains on equity investment	15,346	—	—
Bank-owned life insurance income	232	421	276
Other income	5,908	5,755	5,195
	47,467	32,435	28,092
Noninterest expense:
Salaries, benefits and other compensation	29,853	28,145	28,836
Occupancy expense	5,248	4,807	5,162
Equipment expense	3,089	3,020	3,124
Professional fees	1,725	2,045	1,635
Data processing and operations expense	1,907	1,594	1,618
Marketing expense	758	815	624
FDIC expenses	599	533	529
Loan workout and OREO expense	426	316	521
Corporate development expense	—	21	338
Provision for legal settlement	—	12,000	—
(Recovery of) provision for fraud loss	(1,665)	2,844	—
Other operating expenses	11,472	11,925	9,119
	53,412	68,065	51,506
Income before taxes	48,119	18,032	27,527
Income tax provision	10,769	27,864	8,590
Net income (loss)	$37,350	$(9,832)	$18,937
Diluted earnings (loss) per share of common stock:	$1.16	$(0.31)	$0.59
Weighted average shares of common stock outstanding for fully diluted EPS (q)	32,305,785	31,404,353	32,348,571
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	16

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
Performance Ratios:
Return on average assets (a)	2.20%	(0.56)%	1.12%
Return on average equity (a)	20.87	(5.19)	11.00
Return on average tangible common equity (a)(o)	28.59	(6.60)	15.59
Net interest margin (a)(b)	4.01	4.00	3.90
Efficiency ratio (c)	50.62	74.87	62.87
Noninterest income as a percentage of total net revenue (b)	44.98	35.68	34.29
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	17

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION  (Unaudited)

(Dollars in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
Assets:
Cash and due from banks	$128,799	$122,141	$120,913
Cash in non-owned ATMs	577,561	598,117	730,747
Investment securities (d)	160,289	161,809	197,206
Other investments	66,329	52,240	35,355
Mortgage-backed securities (d)	907,818	837,499	755,530
Net loans (e)(f)(l)	4,821,695	4,807,373	4,581,545
Bank owned life insurance	5,746	102,958	101,700
Goodwill and intangibles	187,790	188,444	190,372
Other assets	131,904	128,959	139,531
Total assets	$6,987,931	$6,999,540	$6,852,899
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$1,372,271	$1,420,760	$1,658,111
Interest-bearing deposits	3,576,746	3,597,473	3,442,120
Total customer deposits	4,949,017	5,018,233	5,100,231
Brokered deposits	253,498	229,371	276,599
Total deposits	5,202,515	5,247,604	5,376,830
Federal Home Loan Bank advances	587,162	710,001	298,095
Other borrowings	345,035	227,805	402,754
Other liabilities	106,940	89,785	71,219
Total liabilities	6,241,652	6,275,195	6,148,898
Stockholders’ equity	746,279	724,345	704,001
Total liabilities and stockholders’ equity	$6,987,931	$6,999,540	$6,852,899
Capital Ratios:
Equity to asset ratio	10.68%	10.35%	10.27%
Tangible common equity to tangible asset ratio (o)	8.21	7.87	7.71
Common equity Tier 1 capital (g) (required: 4.5%; well capitalized: 6.5%) (p)	11.73	11.36	11.25
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%) (p)	10.10	9.73	9.60
Tier 1 risk-based capital (g) (required: 6.00%; well-capitalized: 8.00%) (p)	11.73	11.36	11.25
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%) (p)	12.45	12.08	11.97
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$34,060	$36,436	$39,678
Troubled debt restructuring (accruing)	20,248	20,061	17,260
Assets acquired through foreclosure	2,567	2,503	3,582
Total nonperforming assets	$56,875	$59,000	$60,520
Past due loans (h)	$555	$461	$1,765
Allowance for loan losses	40,810	40,599	39,826
Ratio of nonperforming assets to total assets	0.81%	0.84%	0.88%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.52	0.56	0.63
Ratio of allowance for loan losses to total gross loans (i)(n)	0.84	0.84	0.87
Ratio of allowance for loan losses to nonaccruing loans	120	111	100
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.29	0.31	0.19
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.29	0.22	0.19

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	18

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,440,607	$18,165	5.11%	$1,469,316	$18,713	5.05%	$1,392,925	$17,023	4.96%
Residential real estate loans	247,975	3,832	6.18	258,900	3,714	5.74	281,953	4,981	7.07
Commercial loans	2,562,207	31,208	4.96	2,497,730	30,575	4.89	2,391,817	26,897	4.59
Consumer loans	572,977	7,081	5.01	543,569	6,700	4.89	457,373	5,408	4.80
Loans held for sale	16,361	178	4.35	18,862	187	3.97	41,092	372	3.62
Total loans	4,840,127	60,464	5.07	4,788,377	59,889	4.98	4,565,160	54,681	4.87
Mortgage-backed securities (d)	841,880	5,399	2.57	824,838	5,176	2.51	759,159	4,395	2.32
Investment securities (d)	161,280	1,120	3.39	162,258	1,124	4.12	228,841	1,249	3.17
Other interest-earning assets	33,251	630	7.57	33,389	367	4.40	42,910	501	4.67
Total interest-earning assets	5,876,538	67,613	4.69%	5,808,862	66,556	4.60%	5,596,070	60,826	4.46%
Allowance for loan losses	(41,464)			(40,465)			(40,556)
Cash and due from banks	125,402			136,542			145,712
Cash in non-owned ATMs	516,259			575,121			683,138
Bank owned life insurance	87,058			102,781			101,522
Other noninterest-earning assets	336,051			342,467			348,582
Total assets	$6,899,844			$6,925,308			$6,834,468
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$995,667	$815	0.33%	$1,017,068	$781	0.30%	$919,456	$385	0.17%
Money market	1,386,836	1,589	0.46	1,345,702	1,375	0.41	1,323,969	1,026	0.31
Savings	553,461	253	0.19	554,028	262	0.19	574,252	213	0.15
Customer time deposits	622,544	1,686	1.10	597,111	1,467	0.97	581,547	1,090	0.76
Total interest-bearing customer deposits	3,558,508	4,343	0.49	3,513,909	3,885	0.44	3,399,224	2,714	0.32
Brokered deposits	254,307	897	1.43	243,441	741	1.21	175,789	361	0.83
Total interest-bearing deposits	3,812,815	5,240	0.56	3,757,350	4,626	0.49	3,575,013	3,075	0.35
FHLB of Pittsburgh advances	601,044	2,463	1.66	633,941	2,206	1.38	866,780	1,858	0.87
Trust preferred borrowings	67,011	557	3.37	67,011	522	3.09	67,011	446	2.70
Senior Debt	98,193	1,179	4.80	98,139	1,179	4.81	152,103	2,121	5.58
Other borrowed funds	151,288	460	1.23	122,313	298	0.97	142,292	223	0.64
Total interest-bearing liabilities	4,730,351	9,899	0.85%	4,678,754	8,831	0.75%	4,803,199	7,723	0.65%
Noninterest-bearing demand deposits	1,350,342			1,414,356			1,255,950
Other noninterest-bearing liabilities	93,437			80,248			76,845
Stockholders’ equity	725,714			751,950			698,474
Total liabilities and stockholders’ equity	$6,899,844			$6,925,308			$6,834,468
Excess of interest-earning assets over interest-bearing liabilities	$1,146,187			$1,130,108			$792,871
Net interest and dividend income		$57,714			$57,725			$53,103

Interest rate spread			3.84%			3.85%			3.81%

Net interest margin			4.01%			4.00%			3.90%
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	19

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended
Stock Information:	March 31, 2018	December 31, 2017	March 31, 2017
Market price of common stock:
High	$53.00	$52.50	$48.20
Low	45.71	45.75	43.25
Close	48.55	47.85	45.95
Book value per share of common stock	23.72	23.06	22.38
Tangible common book value per share of common stock (o)	17.75	17.06	16.33
Number of shares of common stock outstanding (000s)	31,463	31,418	31,458
Other Financial Data:
One-year repricing gap to total assets (k)	(0.86)%	(0.80)%	1.15%
Weighted average duration of the MBS portfolio	5.4 years	5.2 years	5.3 years
Unrealized losses on securities available for sale, net of taxes	$(19,685)	$(6,401)	$(7,145)
Number of Associates (FTEs) (m)	1,148	1,159	1,138
Number of offices (branches, LPO’s, operations centers, etc.)	77	76	77
Number of WSFS owned ATMs	441	440	446
Notes:

(a)	Annualized.

(b)	Computed on a fully tax-equivalent basis.

(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.

(d)	Includes securities held to maturity (at amortized cost) and securities available for sale (at fair value).

(e)	Net of unearned income.

(f)	Net of allowance for loan losses.

(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.

(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.

(i)	Excludes loans held for sale.

(j)	Nonperforming loans are included in average balance computations.

(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.

(l)	Includes loans held for sale and reverse mortgages.

(m)	Includes seasonal Associates, when applicable.

(n)	Excludes reverse mortgage loans.

(o)
The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these non-GAAP measures, see pages 20 and 21 of this press release.

(p)	Calculated for Wilmington Savings Fund Society, FSB.

(q)
Diluted earnings per share considers the impact of potentially dilutive shares except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. For the three months ended December 31, 2017, 884,982 shares were anti-dilutive and were not included in the diluted earnings per share calculation.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	20

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net interest income (GAAP)	$57,714	$57,725	$53,103
Core net interest income (non-GAAP)	$57,714	$57,725	$53,103
Noninterest income (GAAP)	$47,467	$32,435	$28,092
Less: Securities gains	21	220	320
Less: Unrealized gains on equity investment	15,346	—	—
Core fee income (non-GAAP)	$32,100	$32,215	$27,772
Core net revenue (non-GAAP)	$89,814	$89,940	$80,875
Core net revenue (non-GAAP)(tax-equivalent)	$90,158	$90,688	$81,607
Noninterest expense (GAAP)	$53,412	$68,065	$51,506
Less: Provision for legal settlement	—	12,000	—
(Plus)/less: (Recovery of)/provision for fraud loss	(1,665)	2,844	—
Less: WSFS Foundation contribution	—	1,500	—
Less: Corporate development costs	—	21	338
Core noninterest expense (non-GAAP)	$55,077	$51,700	$51,168
Core efficiency ratio (c)	61.1%	57.0%	62.7%

	End of period
	March 31, 2018	December 31, 2017	March 31, 2017
Total assets	$6,987,931	$6,999,540	$6,852,899
Less: Goodwill and other intangible assets	187,790	188,444	190,372
Total tangible assets	$6,800,141	$6,811,096	$6,662,527
Total stockholders’ equity	$746,279	$724,345	$704,001
Less: Goodwill and other intangible assets	187,790	188,444	190,372
Total tangible common equity (non-GAAP)	$558,489	$535,901	$513,629
Calculation of tangible common book value per share:
Book value per share (GAAP)	$23.72	$23.06	$22.38
Tangible common book value per share (non-GAAP)	17.75	17.06	16.33
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	10.68%	10.35%	10.27%
Tangible common equity to tangible assets ratio (non-GAAP)	8.21	7.87	7.71

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	21

	Three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
GAAP net (loss) income	$37,350	$(9,832)	$18,937
Plus (less): Pre-tax adjustments: Securities gains, unrealized gains, recovery of/provision for legal settlement and fraud loss, WSFS Foundation contribution, and corporate development costs	(17,032)	16,145	18
Plus: Tax adjustments: DTA writedown & BOLI surrender	—	22,452	—
(Plus)/less: Tax impact of pre-tax adjustments	4,071	(5,858)	8
Non-GAAP net income	$24,389	$22,907	$18,963

GAAP return on average assets (ROA)	2.20%	(0.56)%	1.12%
Plus (less): Pre-tax adjustments: Securities gains, unrealized gains, recovery of/provision for legal settlement and fraud loss, WSFS Foundation contribution, and corporate development costs	(1.01)	0.92	—
Plus: Tax adjustments: DTA writedown & BOLI surrender	—	1.29	—
(Plus) less: Tax impact of pre-tax adjustments	0.24	(0.34)	—
Core ROA (non-GAAP)	1.43%	1.31%	1.12%

EPS (GAAP)	$1.16	$(0.31)	$0.59
Plus (less): Pre-tax adjustments: Securities gains, unrealized gains, recovery of/provision for legal settlement and fraud loss, WSFS Foundation contribution, and corporate development costs	(0.53)	0.50	—
Plus: Tax adjustments: DTA writedown & BOLI surrender	—	0.70	—
(Plus) less: Tax impact of pre-tax adjustments	0.13	(0.18)	—
Core EPS (non-GAAP)	$0.76	$0.71	$0.59

Calculation of return on average tangible common equity:
GAAP net (loss) income	$37,350	$(9,832)	$18,937
Plus: Tax effected amortization of intangible assets	541	461	589
Net tangible income (non-GAAP)	$37,891	$(9,371)	$19,526
Average shareholders’ equity	$725,714	$751,950	$698,474
Less: average goodwill and intangible assets	188,209	188,834	190,600
Net average tangible common equity	$537,505	$563,116	$507,874
Return on average tangible common equity (non-GAAP)	28.59%	(6.60)%	15.59%

Calculation of core return on average tangible common equity:
Non-GAAP net income	$24,389	$22,907	$18,963
Plus: Tax effected amortization of intangible assets	541	461	589
Core net tangible income (non-GAAP)	$24,930	$23,368	$19,552
Net average tangible common equity	$537,505	$563,116	$507,874
Core return on average tangible common equity (non-GAAP)	18.81%	16.46%	15.61%